Exhibit 10.15

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of

The Securities Exchange Act of 1934, as amended.

(IRIDIUM LOGO)

Iridium Satellite LLC

6707 Democracy Boulevard, Suite 300

Bethesda, MD 20817

V: 301-571-6200

F: 301-571-6224

August 1, 2007

Mr. John Roddy

[*]

Dear John:

On behalf of the Board of Directors, I am pleased to offer you the position of Executive Vice President for Customer Care, Gateway and Network Operations of Iridium Satellite LLC (“Company”). I am personally delighted to present this offer and look forward to working with you in the coming years.

The following are the terms of this offer (all dollars stated in U.S. dollars):

Title:	Executive Vice President for Customer Care, Gateway and Network Operations

Reporting To:	Chief Executive Officer

Base Salary:	$260,000 per annum paid bi-monthly

Incentive Plan:

In addition to your base salary, you will participate in the Annual Executive Bonus Plan along with other members of the Executive Management team. Your participation will be up to 35% of base salary paid during the calendar year, for 100% achievement of specific targeted Corporate goals and objectives. For the calendar year 2007 you will be eligible to earn the bonus incentive on the full $260,000 as if you were employed for the entire twelve months of that year. The Plan includes the opportunity for payment of more than 100% for achievements in excess of 100% of targeted Corporate goals and objectives. These goals and objectives will be established by the CEO and approved by the Iridium Board of Directors. This Plan when instituted is discretionary and subject to change.

Benefit Plans:

You will participate in the Iridium employee benefits program provided by Company. In addition you will be entitled to participate in all future benefit programs and have perquisites comparable to those provided for senior executive employees.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of

The Securities Exchange Act of 1934, as amended.

John Roddy

Offer of Employment

In addition Iridium will pay the full cost associated with acquiring your H1-B visa and your Permanent Residence in the United States for as long as you are employed in good standing with Iridium.

Vacation:	You will receive paid vacation annually at the rate of four weeks per year.

Equity Equivalent:	You will be granted an Equity Equivalent interest in profits of Company’s parent, Iridium Holdings LLC, as provided in Exhibit A hereto.

Severance:

Your employment will continue unless terminated by you or Company at any time on thirty days’ prior written notice. Company may terminate for any reason or no reason, with or without cause. If your employment is terminated by Company other than for cause, or by you for “constructive discharge”, you will be entitled to a minimum of six months’ and a maximum of nine months’ severance at your base salary at the time of termination. The first six months of severance payments shall begin upon termination of employment and will be paid in installments in accordance with the Company’s general payroll practices. If after the six month period you have not found suitable employment, you will receive severance payments month to month up to an additional three months or until you find suitable employment, whichever comes first.

In addition, you will be entitled to receive a prorated portion of any payment to which you otherwise would have been entitled on account of the Company Incentive Plan for the calendar year in which termination occurs. Payment will be made at the same time as payments are made to all participants in the Incentive Plan and upon achievement of the Plan targets. “Constructive discharge” shall be defined as the assignment of duties materially inconsistent with your position, authority, duties or responsibilities, or a substantially adverse alteration in the nature or status of your responsibilities.

Relocation:

Company will provide assistance with your relocation from your current residence in Canada to your assigned work place, which is agreed to initially be Tempe AZ. This assistance shall be in accordance with the terms set forth in Exhibit B hereto.

Effective Date:	August 13, 2007

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of

The Securities Exchange Act of 1934, as amended.

John Roddy

Offer of Employment

This offer is contingent on your successful completion and acceptance by Company of the following enclosed documents:

•

References and verification of credentials and employment

•

Felony and misdemeanor background investigation

•

Completion and signature on the enclosed Application of Employment, ISLLC Code of Conduct Affidavit, Non-Disclosure and Intellectual Property Agreement, and Employee Handbook Affidavit

•

Proof of Eligibility to work in the United States (attached is a list of documents that would be acceptable as proof of eligibility)

•

Credit Check (may be applicable for selective positions)

Should you require additional interpretation of any the above documents or its application to any specific situation, please contact me at (480) 752-1122 / Fax:  (480) 752-5190, or by Email at jill.piovano@iridium.com.

Again John, let me reiterate how excited we are to present this offer.  To accept this position, sign and date where indicated and return to me at the address below.

Sincerely,

/s/  Matthew Desch

Matthew Desch

Chairman & Chief Executive Officer

Iridium Satellite LLC

Chief Executive Officer

Iridium Holdings LLC

Agreed to and accepted:

/s/ John Roddy

Sept. 11, 2007

John Roddy

               Date

This letter is not, nor is it intended to be, a contract with respect to length of employment.

Return Address:

Mr. Matthew Desch

Iridium Satellite, LLC

6707 Democracy Blvd. Suite #300

Bethesda, Maryland  20817

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of
The Securities Exchange Act of 1934, as amended.

Exhibit A

to

John Roddy Employment Letter

Dated August 1, 2007

Profits Interest Payments

Iridium Holdings LLC (the “Company”) agrees to make payments (“Profits Interest Payments”) to you on the terms and subject to the conditions set forth below.

1.

Defined Terms. As used in this Exhibit A, the following terms have the meanings set forth in this Section 1:

(a)

“Aggregate Distributions and Payments” means: (i) all distribution and payments (other than distributions or payments made to defray such a holder’s income tax liabilities) made by the Company to which the holders of Class B Units (as a group) are entitled, including but not limited to distributions made by the Company on account of the sale or other disposition of substantially all of the assets of Company and its subsidiaries taken as a whole plus (ii) all payments made by third parties to which such holders (as a group) are entitled on account of the sale or other disposition (by way of merger, share exchange, or otherwise) of substantially all of the Class B Units then outstanding, in each ease after the Effective Date. “Distributions” and “payments” shall include not only cash distributions and payments but also distributions and payments made in securities or other property, which shall be valued as reasonably determined by the Board of Directors of Company.

(b)

“Class B Unit” means a fully-paid and nonassessable Class B Unit (as defined in the Iridium Holdings LLC Agreement) that is free of all taxes, liens, and charges.

(c)

“Effective Date” means August 1, 2007.

(d)

“Equivalent Holder of Class B Units” means a person whose Percentage Interest on the date for determining the amount of a Profits Interest Payment to you equals the Equivalent Percentage.

(e)

“Equivalent Percentage” as of any particular date means, with respect to a particular Indicated Percentage, the Percentage Interest in the Company as of that date of a (hypothetical) holder of Class B Units whose Percentage Interest on the Effective Date equals that Indicated Percentage. In other words, a holder’s Equivalent Percentage takes into account any dilution of the interests of holders of Class B Units resulting from events occurring after the Effective Date.

(f)

“Indicated Percentage” means one-half of one percent (0.50%), subject to the vesting provisions of Section 3 hereof.

(g)

“Iridium Holdings LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, as from time to time amended.

(h)

“Percentage Interest” has the meaning ascribed to it in the Iridium Holdings LLC Agreement

(i)

“Satellite” means Iridium Satellite LLC.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of
The Securities Exchange Act of 1934, as amended.

Exhibit A (continued)

(j)

“Threshold Amount” means an amount determined by multiplying the Equivalent Percentage by the aggregate net amount of cash that would he available for distribution to the Company’s members if the Company’s assets were sold on the Effective Date for an assumed enterprise value of $600 million and, out of the proceeds of such hypothetical sale, the Company paid or made provision for all liabilities and obligations existing as of the Effective Date that would require the outlay of cash. The Company believes that, as of the Effective Date, the enterprise value of the Company is less than $600 million, and the Company makes no representations with respect to whether or when the enterprise value of the Company will exceed that amount.

2.

Amount and Timing of Payments. The Profits Interest Payments to be made to you shall equal the excess (if any), determined on a cumulative basis of (i) the Aggregate Distributions and Payments that an Equivalent Holder of Class B Units is entitled to receive after the Effective Date over (ii) the Threshold Amount. Such Profits Interest Payments shall be made to you as and when the distributions and payments by reference to which the Aggregate Distributions and Payments are determined are to be made. Where the Aggregate Distributions and Payments in respect of which Profits Interest Payments are to be made are payments to holders of Class B Units by a party other than Company or its subsidiaries, such Profits Interest Payments shall be made by the Company but shall take into account the amount by which the payments that would otherwise be made to such holders of Class B Units will be reduced by the Profits Interest Payments.

3.

Vesting of Right to Receive Profits Interest Payments. Your right to receive any Profits Interest Payments is subject to vesting. In particular, one-third of your Indicated Percentage will vest on the first, second, and third anniversaries of the Effective Date, respectively, provided that you remain employed on such date. Any portion of your Indicated Percentage that has not yet vested as of the effective date of any voluntary or involuntary termination of your employment (whether by Satellite or by you) for any reason shall be forfeited. Notwithstanding the foregoing, however, your right to receive Profits Interest Payments shall vest completely upon the occurrence of a “Change in Control,” which is defined as follows:

(a)

any “person” (as such term is used in section 13(d) and l4(d) of the Securities Exchange Act of 1934) (other than a person who as of the Effective Date owns an interest in the Company or in Satellite or any affiliate of any such person) becomes the beneficial owner, directly or indirectly, of interests in the Company or in Satellite representing more than fifty percent (50%) of the combined voting power of the then-outstanding interests in the Company or in Satellite (as the case may be); or

(b)

the consummation of:

(1)

any consolidation or merger or share or unit exchange involving the Company or Satellite in which the Company or Satellite (as the case may be) is not the continuing or surviving entity or pursuant to which interests in the Company or Satellite would be converted into cash, securities, or other property, other than a merger of the Company or of Satellite in which the holders of voting interests in the Company or Satellite (as the case may be) immediately before the merger own fifty percent (50%) or more of the voting interests in the surviving entity immediately after the merger; or

(2)

any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of substantially all of the assets of the Company or of Satellite other than to one or more of its wholly-owned subsidiaries or to an entity in which the persons holding voting interests in the Company or Satellite immediately before the consummation of the transaction own fifty percent (50%) or more of the voting interests.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of
The Securities Exchange Act of 1934, as amended.

Exhibit A (continued)

4.

Company’s Option to Redeem. The Company will have the option to buy out your right to receive Profits Interest Payments at such time as you cease to be an employee of Satellite, which option may be exercised by written notice given to you at any time within one (1) year after the date you cease to be an employee of Satellite. If the Company exercises this option, the Company or Satellite will pay to you in a lump sum, not later than sixty (60) days after the option is exercised, the value of your right to receive Profits Interest Payments as of the date the option is exercised. This value will be determined by the Board of Directors of Company in consultation with its then institutional financial advisors, taking into account the value of, and the Aggregate Distributions and Payments that are reasonably likely to be made to holders of, Class B Units but subject to the Threshold Amount. Provided such determination is made in good faith and is not patently unreasonable, such determination shall be final and binding on both you and Company.

5.

No Ownership Interest. In no event shall you be deemed an owner of any equity interest in the Company or Satellite by virtue of this Exhibit A or to have or be entitled to exercise any of the rights of an owner of an equity interest in Company or Satellite, whether arising under the Iridium Holdings LLC Agreement, the Delaware Limited Liability Company Act, or otherwise.

IRIDIUM HOLDINGS LLC

By:/s/ Matthew J. Desch                  (SEAL)

Name:  Matthew J. Desch

Title:    CEO

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of
The Securities Exchange Act of 1934, as amended.

(IRIDIUM LOGO)

Iridium Satellite LLC

6707 Democracy Boulevard, Suite 300

Bethesda, MD 20817

V: 301-571-6200

F: 301-571-6224

Exhibit B

To aid in your relocation from Ontario, Canada to Phoenix, Arizona metro area, Iridium satellite will provide to you the following relocation assistance:

1.

Reimbursement of reasonable cost of temporary housing for up to six months.

2.

Reimbursement of rental car for personal use for up to three months.

3.

Up to six months of reasonable personal travel between Tempe and Ontario for you and your wife as needed to secure housing, facilitate the transition of this relocation and final travel to Phoenix.

4.

Cost of packing, shipping and unpacking of reasonable household goods and one vehicle from Ontario to Phoenix metro area, capping at $30,000 (expense to be approved in advance); or an amount equal to one month’s gross base salary if you should choose not to relocate your household goods from Canada; or a combination of the two up to $30,000.

5.

Company shall reimburse you for the out of pocket tax liability associated with the above expenses that you may incur from either the United States or Canada as a result of this relocation.

6.

If Iridium terminates you at any time during your employment for any reason other than for cause, Iridium agrees to move your household goods from Phoenix metro area to Ontario, provide final travel for you and your wife back to Ontario and reimburse you for the out of pocket tax liability associated with these expenses that you may incur from either the United States or Canada as a result of your relocation back to Ontario.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of
The Securities Exchange Act of 1934, as amended.

(IRIDIUM LOGO)

December 31, 2008

John Roddy

c/o Iridium Holdings, LLC

6707 Democracy Boulevard, Suite 300

Bethesda, MD 20817

RE: Your Profits Interest

Dear John:

You were granted phantom equity payment rights pursuant to Exhibit A of your employment agreement with Iridium Holdings, LLC (the “Company”) dated as of August 1, 2007 (the “Employment Agreement”) (such rights are hereafter referred to as the “Profits Interest Payment”). The purpose of this letter is to confirm your and the Company’s understanding regarding the terms pursuant to which the Profits Interest Payment will be calculated and payable to you. Accordingly, this letter supersedes, and renders null and void, Exhibit A of the Employment Agreement.

The Profits Interest Payment represents your right to receive a cash bonus from the Company, calculated as set forth below and payable in a single lump sum less applicable withholding, upon the earliest to occur of the following events (each, a “Payment Event”): (i) a Change in Control (as defined in the Employment Agreement) that also constitutes a “change in control event” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or (ii) December 31, 2017.

The actual amount of the Profits Interest Payment payable to you upon a Payment Event shall be computed as follows, but in no event shall be less than $0.00:

X = the product of A times B, where:

X is the amount of the Profits Interest Payment payable upon a Payment Event;

A is the positive difference, if any, between (i) the fair market value (as determined in good faith by the Company’s board of directors in consultation with its institutional financial advisors) on the date of the Payment Event of 7976 Class B Units of the Company, as such number of units shall be adjusted to reflect any changes in the outstanding units or in the capital structure of the Company by reason of unit dividends or extraordinary cash dividends, unit splits, reverse unit splits, recapitalizations, reorganizations, mergers, consolidations, separations, combinations, exchanges, or other relevant corporate transactions or changes in capitalization, and (ii) the “Threshold Amount” (as defined below); and

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of
The Securities Exchange Act of 1934, as amended.

2

B is the “Applicable Percentage” (as defined below).

The “Applicable Percentage” is 33 1/3% on the date of this letter and, subject to your continued employment with the Company and its affiliates on each applicable vesting date, shall increase to 66 2/3% on August 1, 2009 and to 100% on August 1, 2010. Notwithstanding the foregoing, if you are employed by the Company and its affiliates upon the occurrence of a Change in Control (including, without limitation, the consummation of the transactions contemplated by the Transaction Agreement dated as of September 22, 2008 among the Company, GHL Acquisition Corp., a Delaware corporation, and each of the sellers whose name appears on the signature page thereto), the Applicable Percentage shall increase to 100% effective upon such Change in Control.

Effective as of the date of this letter, the “Threshold Amount” is $1,751,349; provided, that the Threshold Amount shall be cumulatively reduced (but not below $0.00) between the date hereof and the Payment Date by an amount equal to each distribution or payment (other than tax distributions) that you would have been entitled to receive following the date hereof if you in fact held 7976 Class B Units of the Company (adjusted, if applicable, as set forth above), including, without limitation, in connection with a sale or other disposition of substantially all of the Class B Units or substantially all of the assets of the Company and its subsidiaries taken as a whole.

Please confirm your agreement to the above by signing below.

Very truly yours,

Iridium Holdings, LLC

By: /s/ John S. Brunette

Name:  John S. Brunette

Title:    Chief Counsel & Chief Administrative

          Officer

Acknowledged and Agreed:

/s/ John Roddy

John Roddy

Date:  December 31, 2008